EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  April 19, 2018

Aspen Group, Inc. Prices Underwritten Public Offering of Common Stock

NEW YORK, NY, April 19, 2018 - Aspen Group, Inc. (Nasdaq: ASPU), a post-secondary education company, today announced the pricing of an underwritten public offering of 2,800,000 shares of its common stock at a price of $7.15 per share. The company has also granted to the underwriters a 30-day option to acquire an additional 420,000 shares to cover overallotments in connection with the offering. After the underwriting discount and estimated offering expenses payable by the company, the company expects to receive gross proceeds of approximately $20 million, assuming no exercise of the overallotment option. The offering is expected to close on April 23, 2018, subject to customary closing conditions.

Roth Capital Partners is acting as sole manager for the offering.

Aspen Group, Inc. intends to use the net proceeds from this offering for general corporate purposes and working capital.

The shares described above are being offered by Aspen Group, Inc. pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission on April 18, 2018.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

About Aspen Group, Inc.:

Aspen Group, Inc. is a publicly held, for-profit post-secondary education company headquartered in New York, NY.  It owns two accredited universities, Aspen University and United States University. Aspen Group’s vision is to make college affordable again in America.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties associated with market conditions and the completion of the proposed offering, as well as risks and uncertainties inherent in Aspen Group’s business, including those described in the section entitled “Risk Factors” in our Form S-3 shelf registration statement referred to above and in the prospectus supplement dated April 18, 2018. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

Aspen Group, Inc.

Michael Mathews, CEO

914-906-9159